STATE OF TEXAS    §
§
COUNTY OF TRAVIS    §

ESCROW AGREEMENT WITH CONTRACT ATTACHED

This ESCROW AGREEMENT WITH CONTRACT ATTACHED (this “Agreement”) is made and entered into this 23rd day of January 2017, by and among Nexsan Corporation (“Nexsan”), Robert B. Fernander (“Executive”), Imation Corp. (“Imation”), and Clint Parsley of Austin, Texas, as escrow agent (“Escrow Agent”). Each of Nexsan, Executive, Imation and Escrow Agent may be referred to separately as a “Party” and together as the “Parties.”
WHEREAS, contemporaneously with the execution and delivery of that certain Stock Purchase Agreement, November 21, 2016, by and between Imation and NXSN Acquisition Corp. (the “Stock Purchase Agreement”), Nexsan, Executive and Imation entered into that certain Employment Agreement, dated November 21, 2016 attached hereto as Appendix A (the “Employment Agreement”), providing for Executive’s employment following the consummation of the transactions contemplated by the Stock Purchase Agreement (the “Closing”);
WHEREAS, Section 9(b) of the Employment Agreement provides that at the Closing each of Imation and Nexsan shall deposit $225,000, or an aggregate of $450,000 (such aggregate amount, the “Escrow Amount”), with an escrow agent acceptable to Executive in respect of the obligations arising under the Employment Agreement; and

WHEREAS, the Parties mutually intend such deposit into escrow to be managed, held and disbursed pursuant to the mutually agreeable, unambiguous instructions to the Escrow Agent stated herein;

WHEREAS, this Agreement is made expressly contingent upon the Closing, and becomes operative only when the Escrow Agent receives notice of the Closing;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Nexsan, Imation and Executive agree as follows:
1.Appointment of Escrow Agent. Nexsan, Executive and Imation hereby appoint Escrow Agent to serve as escrow agent for the purposes and pursuant to the terms, conditions and instructions stated in this Agreement, and Escrow Agent hereby accepts such appointment. This appointment shall become valid and operative following execution by all Parties and shall be effective as of January 23, 2017. This Agreement does not, and is not intended to, appoint Escrow Agent as the general agent of any Party hereto. Escrow Agent agrees not to accept any appointment by any of the Parties as escrow agent, general agent or special agent in any other matter for the duration of his service as Escrow Agent under this Agreement.
2.    Duties of Escrow Agent. The duties of the Escrow Agent shall be: (a) transmitting wiring instructions to Imation and Nexsan, (b) accepting and depositing wire transfers, checks or other monies received from Imation and Nexsan, (c) safely maintaining and administering Escrow Amount, together with all interest, dividends, gains and other income earned with respect thereto (if any) (collectively, the “Escrow Fund”) in FDIC-insured escrow account(s), (d) disbursing the Escrow Fund in compliance herewith, (e) informing all Parties of material communications, notices, requests or funds received from any Party and material disbursements or other material escrow-related activities by Escrow Agent, (f) adding the effective date in the blank for same in the executed original Severance Agreement and transmitting the executed, dated original Severance Agreement to Nexsan (with copies to be sent to Imation and Executive) as more fully described in Sections 5(v) and 9(k) hereof, and (g) otherwise complying with the instructions of the other parties subject to the terms hereof. The Escrow Agent agrees to diligently fulfill: (1) the neutral, unbiased duty of loyalty to Nexsan, Executive and Imation; (2) the duty to promptly notify all Parties of any material instructions, communications, requests, or funds received from any of the Parties; and (3) the duty to exercise due care to conserve the Escrow Fund and all other money deposited with Escrow Agent, and pay it only to that person (or those persons) entitled to receive it hereunder.
3.    Compensation of Escrow Agent.
(a)    Fees and expenses of Escrow Agent for services rendered pursuant to this Agreement are to be borne and paid in equal shares by Nexsan and Imation. All invoices of Escrow Agent shall be paid promptly by Nexsan and Imation.
(b)    Escrow Agent shall bill for all time spent engaged in any activity whatsoever in his capacity as Escrow Agent under this Agreement at the hourly rate of $325 per hour, with 1/10 hour being the minimum billable unit of time. Escrow Agent shall prepare invoices to Nexsan and Imation reflecting the dates on which any escrow agent services are provided, along with a brief narrative description of services provided on each date. Escrow Agent’s appointment shall be secured by depositing $2,500 with Escrow Agent promptly following the Closing as an advance on anticipated fees and expenses for services rendered under this Agreement (“Advanced Fees”), which Advanced Fees shall be deposited in Escrow Agent’s IOLTA client trust account or other suitable trust account(s) and applied to the billable fees of Escrow Agent. Escrow Agent shall draw down the Advanced Fees to satisfy amounts that become due and payable to Escrow Agent immediately upon transmittal to Nexsan and Imation of an invoice for services rendered hereunder. If at the conclusion of Escrow Agent’s engagement any part of the Advanced Fees exceeds all outstanding amounts owed to Escrow Agent, then such unexhausted Advanced Fees shall be promptly reimbursed by Escrow Agent to Nexsan and Imation equally. For the avoidance of doubt, the aggregate fees and expenses payable to the Escrow Agent hereunder shall not exceed the amount of the Advanced Fees; provided, that if Escrow Agent is requested or required to testify or participate in any way in any formal arbitration activities or litigation pertaining to this Agreement, then all time spent and expenses incurred by Escrow Agent preparing for and participating in any such arbitration activities at the request of any Party hereto shall be fully compensated by such requesting Party at the hourly rates and invoice terms stated in this Agreement; provided further, that the Arbitrator and court, as applicable, shall be authorized to order any outstanding amount(s) owed to Escrow Agent to be paid and to award such Escrow Agent fees and expenses to the prevailing Party in any arbitration related to this Agreement or to Escrow Agent’s distribution of the Escrow Fund.
4.    Delivery of Escrow Amount; Deposit Instructions.
(a)    Following the Closing on or about January 23, 2017, and immediately following receipt by Nexsan and Imation of wiring instructions from the Escrow Agent, Imation will deposit with the Escrow Agent the Escrow Amount by wire transfer of immediately available funds. The Escrow Agent shall promptly acknowledge receipt of the Escrow Amount and the deposit of the Escrow Amount in a noninterest-bearing deposit account or accounts insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits with a reputable financial institution.
(b)    Until conditions are met for its disbursement, the Escrow Agent shall continue to hold the Escrow Fund in FDIC-insured noninterest-bearing deposit account(s) with a reputable financial institution. The Escrow Agent shall send an account statement to each Party on a monthly basis reflecting activity in the escrow account(s) for the preceding month.
5.    Escrow Disbursement Instructions.
(a)    All net amounts to be disbursed to Executive pursuant to this Agreement or the Employment Agreement shall be disbursed and paid by Escrow Agent directly to Executive; and all applicable, lawful employment tax deductions from the gross amounts of any Escrow Fund disbursements to Executive shall be disbursed and paid for the benefit of Executive to the third party payroll service provider (“Payroll Provider”) designated by Nexsan promptly following Escrow Agent’s disbursement to Executive of the net amount of all or part of the Escrow Fund.
(b)    Escrow Agent shall promptly, but in no event earlier than the applicable period set forth in Section 7(b), disburse the Escrow Fund in accordance with the following:
(i)    Upon the Escrow Agent’s receipt of notice from any Party that, on or after January 23, 2017 but before July 23, 2017, the Executive’s employment by Nexsan has ceased or been terminated for any reason or under any circumstances, the Escrow Agent shall disburse and pay $300,000 of the Escrow Fund directly to Executive, less applicable, lawful employment tax deductions (about which the Escrow Agent shall consult said Payroll Provider); and the Escrow Agent shall immediately report to Payroll Provider the net amount disbursed to Executive and shall promptly pay such withheld employment tax deduction amounts to the Payroll Provider for the benefit of Executive; Nexsan shall, in turn, direct the Payroll Provider to timely and accurately report such Executive compensation and tax withholdings to the Internal Revenue Service and deposit said deductions (along with appropriate matching employer contributions) in an authorized federal employment tax depositary; following the Escrow Agent’s disbursement of the net disbursement to Executive and disbursement of the employment tax deductions to Payroll Provider for the benefit of Executive as authorized by this instruction, the Escrow Agent shall promptly disburse to Imation the remaining $150,000 of the Escrow Fund; or,
(ii)    Upon the Escrow Agent’s receipt of notice that Executive has been employed by Nexsan through July 23, 2017, the Escrow Agent shall disburse all of the Escrow Fund ($450,000) directly to Executive, less applicable, lawful employment tax deductions (about which the Escrow Agent shall consult said Payroll Provider); and the Escrow Agent shall immediately report to Payroll Provider the net amount disbursed to Executive and shall pay such withheld employment tax deduction amounts to the Payroll Provider for the benefit of Executive; Nexsan shall, in turn, direct the Payroll Provider to timely and accurately report such Executive compensation and tax withholdings to the Internal Revenue Service and deposit said deductions (along with appropriate matching employer contributions) in an authorized federal employment tax depositary; or,
(iii)    Upon the Escrow Agent’s receipt of notice that, prior to July 23, 2017, the Executive’s employment by Nexsan has been renegotiated or made the subject of an amended or new employment agreement, the Escrow Agent shall disburse all of the Escrow Fund ($450,000) directly to Executive, less applicable, lawful employment tax deductions (about which the Escrow Agent shall consult said Payroll Provider); and the Escrow Agent shall immediately report to Payroll Provider the net amount disbursed to Executive and shall pay such withheld employment tax deduction amounts to the Payroll Provider for the benefit of Executive; Nexsan shall, in turn, direct the Payroll Provider to timely and accurately report such Executive compensation and tax withholdings to the Internal Revenue Service and deposit said deductions (along with appropriate matching employer contributions) in an authorized federal employment tax depositary; or,
(iv)    If none of the foregoing disbursement conditions have occurred, then upon receipt of written instructions executed by Nexsan, Executive and Imation with respect to the Escrow Fund, the Escrow Agent shall promptly disburse all or part of the Escrow Fund in accordance with such instructions; and,
(v)     The Escrow Agent shall fill in the effective date in the Severance Agreement heretofore executed by Executive and deposited with Escrow Agent in accordance with Section 9(k) and contemporaneously with any disbursement to Executive of all or any part of the Escrow Fund, Escrow Agent shall transmit the dated, executed original of the Severance Agreement to Nexsan with copies to Imation and Executive.
6.    Conclusion of Appointment. Upon disbursement of all of the Escrowed Fund and the payment of all fees and expenses due to Escrow Agent in accordance herewith, this mutual appointment of Escrow Agent shall be concluded.
7.    Notices.
(a)    All notices or requests made under this Agreement shall be made in writing and shall be deemed given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, in each case, to the following addresses:
To Executive:                    With a copy to:
Robert B. Fernander                Stephen Greenberg

To Imation:                    With a copy to:
Imation Corp.                    Winston & Strawn LLP
1099 Helmo Ave., Suite 250            200 Park Avenue
Oakdale, Minnesota 55128            New York, NY 10166
Attn: Tavis Morello                Attn: Joel Rubinstein

To Nexsan:                    With a copy to:
Nexsan Corporation                Spear Point Capital Management LLC
c/o NXSN Acquisition Corp.            191 Post Road West
400 Poydras Street, Suite 2100        Westport, CT 06880
New Orleans, LA 70180            Attn: Ernest Mysogland
Attn: Trevor Colhoun

To Escrow Agent:
Clint Parsley

Any Party may modify his/its notice address under the Agreement by sending a notice of the new address to all other parties in compliance with this notice provision. Any notice referred to in this Agreement shall be written and shall be timely served on all other Parties to this Agreement.
(b)    All notices or requests received by the Escrow Agent shall be promptly served by the Escrow Agent upon all Parties to this Agreement. If the notice or request received by the Escrow Agent requests any action by the Escrow Agent, if no written notice of objection to such action is received by the Escrow Agent within five (5) business days (or such shorter time provided herein) after the Escrow Agent has sent notice of such request to all other parties, then the Escrow Agent may presume the action requested is unopposed by any Party to the Agreement, and may take such action forthwith after the expiration of said five (5) business days (or such shorter time as provided herein).
8.    Termination. Notwithstanding any other language herein that may appear to the contrary, neither Nexsan nor Imation may terminate this Agreement without the unanimous written consent of Nexsan, Executive and Imation. Notwithstanding the termination of this Agreement or the circumstances of such termination, Nexsan and Imation shall remain responsible to pay Escrow Agent all fees earned by Escrow Agent for actions taken prior to termination, and to reimburse Escrow Agent for all reasonable expenses incurred in connection with this appointment. Escrow Agent shall be entitled to terminate this Agreement if any fees or reimbursable expenses due Escrow Agent are not paid within thirty (30) days following issuance by Escrow Agent of any request for payment of fees or reimbursement of expenses.
9.    General Terms.
(a)    No oral modification. This Agreement may not be modified, amended or altered except by an agreement in writing signed by and on behalf of Nexsan, Imation and Executive, and accepted by Escrow Agent.
(b)    Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas or applicable federal law, except that the Federal Arbitration Act shall govern the arbitration clauses of this Agreement.
(c)    Severability. If any covenant, provision, or term of this Agreement shall be held illegal, invalid, or unenforceable, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby, and that this Agreement shall otherwise continue in full force and effect. It is the further intention of the parties that such illegal, invalid, or unenforceable covenant, provision, or term of this Agreement shall be modified as necessary to effect the original intent of the parties as closely as possible and be legal, valid, and enforceable.
(d)    Entire Agreement. This Agreement embodies the entire agreement between the parties pertaining to the subject matter hereof -- subject matter of which is the management and disbursement of the Escrow Fund, and supersedes all prior agreements, communications and understandings, if any, relating to the subject matter hereof. All of such prior agreements, communications and understandings pertaining to the subject matter hereof are hereby merged into and superseded by this Agreement. To the extent the escrow disbursement terms set forth in in Section 5 of this Agreement or any other term or provision hereof conflicts with any term or provision of the Employment Agreement or any other agreement between Executive and either Nexsan or Imation regarding payments due to Executive for severance or otherwise upon termination of the employment of Executive or of the Employment Agreement, the escrow disbursement terms in Section 5 or such other terms and provisions of this Agreement shall control. Notwithstanding any term or provision of the Employment Agreement or this Agreement to the contrary, the Parties acknowledge and agree that deposits of the Escrow Amount by Imation hereunder and disbursements to Executive made in accordance with Section 5 hereof satisfy in full the obligations of Nexsan and Imation regarding the funding, payment and deposit into escrow of the Severance Payment (as such term is defined in the Employment Agreement).
(e)    Time of the Essence. Time is of the essence in connection with all payments or disbursements to be made under this Agreement.
(f)    Arbitration.
(i)    All complaints, causes of action, disputes, claims or controversies (“claims”) between the parties hereunder will be resolved through binding arbitration. The claims covered by this arbitration agreement include all disputes that the parties could otherwise pursue in state or federal court including, but not limited to, claims based on any state, federal, or local statute, regulation or ordinance (including claims for employment discrimination, retaliation or harassment, claims for unpaid wages or violation of state or federal wage and hour laws), as well as common law claims; provided, however, that the following claims are not subject to arbitration under this Agreement: (1) claims for workers’ compensation benefits, state disability benefits, state unemployment benefits; (2) administrative charges filed with a federal, state or local government office or agency, such as the Equal Employment Opportunity Commission or any comparable state anti-discrimination agency, or the National Labor Relations Board; and (3) any claims that, as a matter of law, cannot legally be subject to arbitration. Nothing in these provisions shall preclude any Party from seeking temporary or injunctive relief in a court prior to determining the claim in arbitration. To the maximum extent permitted by law, each Party hereby waives any right to bring on behalf any other person, or to otherwise participate with other persons in, any class or collective action (a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).
(ii)    The arbitration shall be conducted by a single neutral arbitrator in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall take place in the county of the state in which Executive is or was last employed by the Company, with the understanding that such location is currently Austin, Texas. The arbitrator’s fees and all administrative charges by AAA shall be borne equally by the parties; provided, however, that the Arbitrator shall be authorized to award such arbitrator’s fees and administrative charges to the prevailing Party and to require that any such fees and charges be borne by the non-prevailing Party or Parties. All Parties shall be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims. Any disputes between the Parties regarding the nature or scope of discovery shall be decided by the arbitrator. The arbitrator shall hear and issue a reasoned written ruling upon any dispositive motions brought by any Party, including but not limited to, motions for summary judgment or summary adjudication of issues. After the hearing, the arbitrator shall issue a reasoned written decision setting forth the award, if any, and explaining the basis therefore. The arbitrator shall have the power to award any type of relief that would be available in court. The arbitrator’s award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. In the event of any conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules shall control, save and except that any rules stated in AAA’s Commercial Arbitration Rules prescribing the venue or locale of the arbitration shall not control over the parties’ agreement herein prescribing Austin, Texas as the venue and locale for any such arbitration.
(iii)    This arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. § 1, et seq.) and evidences a transaction involving commerce. If the Federal Arbitration Act is held not to apply, the arbitration law of the State of Texas shall apply. This Agreement shall be limited to those claims that may legally be subject to a pre-dispute arbitration agreement under applicable law. A court or arbitrator construing this Agreement may therefore modify or interpret it to render it enforceable.
(g)    Remedies. Any non-prevailing Party to any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement shall reimburse the prevailing Party for any and all reasonable costs and expenses (including but not limited to attorneys’ fees, escrow agent’s fees for preparing for and participating in any such arbitration activities, expert witness fees, arbitrator’s fees and arbitration administrative charges) incurred by the prevailing Party in connection with such action or proceeding.
(h)    Binding Effect and Assignment. The terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives. No Party hereto may, without the prior written consent of Nexsan, Executive and Imation, assign this Agreement or any rights, powers, duties, or obligations hereunder.  Any assignment of this Agreement by Nexsan shall not release Nexsan of its obligations under this Agreement. If the employment of Executive by Nexsan is terminated by death of the Executive, or if Executive should die before receiving any disbursement of all or part of the Escrow Fund that is due but not yet paid to Executive, then Escrow Agent shall make any such disbursement to the beneficiary(ies) whom Executive has designated, or in the absence of any such designation to Executive’s estate, heirs or devisees.
(i)    Headings and Titles. Section headings and titles are for convenience of reference only and shall in no way affect the interpretation of this Agreement.
(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart
(k)    Handling of Severance Agreement and No Waiver or Release. Immediately following Escrow Agent’s engagement, Nexsan shall provide a Severance Agreement with form and substance mutually acceptable to all Parties and with its effective date left blank; and consent to the acceptability of said Severance Agreement shall not be unreasonably withheld by any party. Promptly following the deposit of the Escrow Fund with Escrow Agent and acceptance of the Severance Agreement, Executive shall execute an undated original of the Severance Agreement and deposit same with Escrow Agent. Following notification of the Escrow Agent of the last day of Executive’s employment by Nexsan or completion of the six-month period of employment concluding on July 23, 2017, Escrow Agent shall conform the (theretofore blank) effective date of the original, executed Severance Agreement to the last day of Executive’s employment or July 23, 2017, as applicable. For the avoidance of doubt, any failure in whole or in part by either of Nexsan or Imation, to object to any instructions delivered by the Executive to the Escrow Agent, and any disbursement by the Escrow Agent of all or any part of the Escrow Fund to Executive pursuant to such instructions, shall not operate as a waiver, release or other amendment or modification, in whole or in part, of any rights either of Nexsan or Imation may have against the Executive under the Employment Agreement with respect to the Severance Payment (as such term is defined in the Employment Agreement), including, without limitation, Executive’s obligation to continue to comply with the Severance Agreement (as such term is defined in the Employment Agreement) and to refrain from competition, in order to be entitled to the Severance Payment; nor shall any such disbursement operate as a waiver of any of Executive’s rights against Nexsan or Imation (other than the Executive’s rights to receive the Severance Payment, as modified by Section 9(e) above). For the avoidance of doubt, nothing in this Agreement, and no actions provided for or contemplated by this Agreement, including, without limitation, any disbursement by the Escrow Agent of all or any part of the Escrow Fund to Executive, amends, waives, releases, excuses or otherwise modifies any of the obligations of Executive under the Employment Agreement or the Severance Agreement, Proprietary Information and Inventions Agreement (as such term is defined in the Employment Agreement) or other agreement contemplated by the Employment Agreement, including such obligations contemplated to continue beyond the termination of Executive’s employment.

[SIGNATURES NEXT PAGE]

IN WITNESS WHEREOF, AND INTENDING TO BE LEGALLY BOUND, the parties hereto have duly executed this Agreement as of the day and year first above written.

“NEXSAN” -- Nexsan Corporation

By: /s/Danny Zheng
Name: Danny Zheng
Title: Secretary

“IMATION” -- Imation Corp.

By: /s/Joseph De Perio
Name: Joseph De Perio
Title: Non-executive Chairman

“EXECUTIVE”

/s/Robert B. Fernander
Robert B. Fernander

“ESCROW AGENT”

/s/Clint Parsley
Clint Parsley

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